                                                                   Exhibit 10.26


                                  May 26, 1998


Dr. Elkan R. Gamzu
33 Nobscot Road
Newton, Massachusetts 02139

Dear Elkan:

     The purpose of this Letter Agreement is to confirm the terms of your separation from Cambridge NeuroScience, Inc. ("CNSI").(1) The severance pay and benefits described below are contingent on your agreement to and compliance with the terms of this Letter Agreement. Based upon your stated willingness to enter into such an agreement, this Letter Agreement has been prepared setting forth the specific understandings between you and CNSI.

     1. SEPARATION OF EMPLOYMENT. You acknowledge that your employment with CNSI, including your positions as Chief Executive Officer and President, terminated effective May 6, 1998 (the "Separation Date"), and you agree to execute all documents necessary to effect a sufficient resignation from such positions and any position (whether as an employee, trustee, agent or otherwise (but not as a stockholder)) with CNSI. Except as provided for below, you acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of CNSI.

     2. SEVERANCE PAY AND BENEFITS. (a) In exchange for the mutual covenants set forth in this Letter Agreement, during the period commencing on the Separation Date and terminating on the first anniversary of the Separation Date (the "Severance Period"), CNSI agrees to provide you with the following severance pay and benefits: (i) continuation of your base salary (equivalent to a monthly salary of $21,875.00), less state and federal income and welfare taxes and any other mandatory deductions under applicable laws, and (ii) upon completion of the appropriate forms, continuation at CNSI's expense of your participation in CNSI's medical, dental and 401(k) insurance plans to the same extent (including your co-pay which shall be deducted from your salary continuation) that such insurance is provided to persons employed by CNSI, to the extent legally permissible. In the event that you do not become employed by a third party or otherwise covered under alternative medical and dental insurance plans during the Severance Period, you will have the right to continue your medical and dental insurance at the expiration of the Severance Period pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation



----------------
(1) For purposes of this Agreement, Cambridge NeuroScience, Inc. includes CNSI, its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with CNSI), subsidiaries and all related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

Act of 1985 ("COBRA"); provided, however, that the benefit period under the COBRA shall be deemed to have commenced on the Separation Date.

     (b) You acknowledge and agree that the severance pay and benefits provided herein are not intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this letter, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from CNSI.

     (c) You agree that during the Severance Period you shall be available, upon reasonable notice, either by telephone or, if CNSI believes necessary, in person to assist CNSI in any matter relating to the services performed by you during your employment with CNSI. You further agree that during the Severance Period and thereafter that you shall cooperate fully with CNSI in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of CNSI, including any claims or action against its officers, directors and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (and, to the extent possible, outside of work obligations you may have) to meet with CNSI in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting CNSI. You further agree that should you be contacted by a person who is or may be adverse to CNSI, or any person or entity representing a person or entity that is or may be adverse to CNSI, with respect to any matter relating to CNSI, you shall promptly (within 48 hours) notify Harry W. Wilcox, unless such notification is barred by law. CNSI agrees to reimburse you for all reasonable out-of-pocket expenses incurred by you in assisting CNSI pursuant to this Section 2(c).

     3. CONSULTING: Commencing May 7, 1998, you agree to provide consulting services to CNSI with respect to the clinical and business development of CERESTAT and GGF2 on a 50% of full-time basis through July 25, 1998, and on a 25% of a full-time basis thereafter, at such specific times and location as shall be mutually agreed. You shall be compensated for such consulting services on a pro-rate basis in an amount equal to your salary in effect as of the Separation Date. This consulting fee is in addition to the severance pay to be provided to you under Section 2 of this Letter Agreement. CNSI agrees to provide you with an office, telephone, E-Mail, voicemail and other support services as may be necessary for you to provide such consulting services. CNSI may terminate the consulting agreement at any time upon ninety (90) days written notice, and you may terminate the consulting agreement at any time upon ninety (90) days written notice. You acknowledge and agree that during the time you are providing consulting services, you shall not be deemed an employee of CNSI, and shall have no right whatsoever to participate in any benefit of any kind (including, without limitation, any pension or other retirement plan, stock option plan, health and welfare plan, vacation, etc.). CNSI acknowledges that you may elect to seek employment with, or provide consulting services to,


                                                                              2.

another firm or firms and you agree that such future employment or engagement will not conflict with the terms and conditions of this letter agreement and the agreements referred to herein. You agree to notify Harry W. Wilcox promptly of any such potential conflicts and agree that any such conflicts will be resolved by you and Mr. Wilcox on behalf of CNSI.

     4. STOCK RIGHTS: To the extent applicable, all of the terms, rights and conditions of the 1991 Equity Incentive Plan (collectively the "Plan"), and any documents executed by you pursuant to the issuance of any stock options under the Plan, are hereby incorporated by reference and shall survive the signing of this Letter Agreement. You specifically acknowledge that as of the Separation Date, of a total of 427,500 eligible options under the Plan, 182,907 of such options expired as of the Separation Date, and that 244,530 of such options may be exercised by you within 90 days of the Separation Date (i.e., on or before August 4, 1998). You acknowledge and agree that following the Separation Date, you shall not have any rights to vest in any additional stock options under any CNSI stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

     5. CONFIDENTIALITY AND RELATED COVENANTS: You hereby agree and acknowledge the following:

     (i) that, except as may otherwise be approved by Harry W. Wilcox in connection with the consulting services to be provided by you pursuant to
     Section 3 hereof, you have returned to CNSI all CNSI documents (and any copies thereof), property (including, but not limited to, keys, files and other proprietary storage materials, credit cards) and any Confidential Information (which includes, but is not limited to, any information CNSI receives, or has received from customers or others with whom it does business, and any and all information of CNSI that is not generally known by others with whom it competes or does business with, or with whom it plans to compete or do business with), that you shall abide by the provisions of the agreement entered into by you and CNSI dated October 4, 1989, which agreement is attached hereto as Exhibit A (the terms of which are hereby incorporated by reference and shall survive the signing of this Letter Agreement), and that you otherwise shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of CNSI's trade secrets and/or confidential and proprietary documents and information;

     (ii) that all information relating in any way to the subject matter of this Letter Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

     (iii) that, during such time as you are receiving payments from, or providing consulting services to, CNSI under the terms of this Agreement and for a period of six months thereafter, you will not make any private or public (including to the print or electronic media) statements that are disparaging about CNSI (including its officers, directors and



                                                                              3.

     employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of CNSI, or engage in any conduct which is intended to harm the reputation of CNSI (including its officers, directors and employees);

     (iv) that you will not solicit or encourage any employee, customer or potential customer of CNSI to terminate its relationship with CNSI, nor will you solicit or encourage any employee, customer or potential customer to conduct with you or any other person, organization or entity any business or activity which such customer conducts with CNSI; and

     (v) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Letter Agreement and result in irreparable harm to CNSI, and shall relieve CNSI of any further obligations hereunder and, in addition to any other legal or equitable remedy available to CNSI, shall entitle CNSI to injunctive relief.

     6. RELEASE OF CLAIMS: You hereby agree and acknowledge that by signing this letter and accepting the severance pay and benefits discussed in Section 2 to be provided to you, and other good and valuable consideration provided for in this letter, you are waiving your right to assert any form of legal claim against CNSI (as defined in footnote 1 of this Letter Agreement ) of any kind whatsoever from the beginning of time through the date you execute this Letter Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against CNSI seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against CNSI, up through the date you sign this Letter Agreement.

     Without limiting the foregoing general waiver and release of claims, you specifically waive and release CNSI from any Claim arising from or related to your employment relationship with CNSI or the termination thereof, including, without limitation:

** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the execution date of this Letter Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.


                                                                              4.

** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the execution date of this Letter Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**   Any other Claim arising under state or federal law.

     Notwithstanding the foregoing, this Section shall not release CNSI from any obligation expressly set forth in this Letter Agreement. You acknowledge and agree that, but for providing this release of claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Letter Agreement.

     Because you are over forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act ("OWBPA"), which prohibits discrimination on the basis of age. The releases set forth in this section are intended to release any right that you may have to file a claim against CNSI alleging discrimination on the basis of age. It is CNSI's desire and intent to make certain that you fully understand the provisions and effects of this Letter Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Letter Agreement. Also, by executing this letter, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither CNSI nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

     Further, consistent with the provisions of OWBPA, CNSI is providing you with twenty-one (21) days (until June 16, 1998) in which to consider and accept the terms of this Letter Agreement by signing below and returning it to Harry W. Wilcox, Chief Executive Officer, One Kendall Square, Building 700, Cambridge, Massachusetts 02139. In addition, you may rescind your assent to this Letter Agreement if, within seven (7) days after you sign this Letter Agreement, you deliver a notice of recission to Harry Wilcox at CNSI. To be effective, such recission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Harry Wilcox at the above-referenced address.

     CNSI (as defined in footnote 1 of this Letter Agreement) hereby waives its right to assert any Claims against you arising from the beginning of time through the date hereof (i) for acts and


                                                                              5.

omissions to act which were within the scope of your authority as an employee of CNSI and which were undertaken by you within the scope of that authority, or
(ii) relating to the termination of your employment with CNSI. Notwithstanding the foregoing, this Section shall not release you from any obligation expressly set forth in this Letter Agreement.

     7. ENTIRE AGREEMENT/CHOICE OF LAW/FULL AGREEMENT. Except as expressly provided for herein, this Letter Agreement supersedes any and all prior oral and/or written agreements (including, without limitation, letters dated June 23, 1989, June 5, 1990 and October 15, 1997), and sets forth the entire agreement between you and CNSI. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Letter Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The provisions of this Letter Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this letter to Harry W. Wilcox at CNSI within the time frame discussed in the above paragraph.


                                            Very truly yours,

                                            Cambridge NeuroScience, Inc.


                                            By: \s\ Harry W. Wilcox
                                                --------------------------------
                                                    Harry W. Wilcox
                                                    President
                                            Dated: May 26, 1998



Confirmed and Agreed:



/s/ Elkan R. Gamzu
--------------------------------
    Elkan R. Gamzu, Ph.D.

Dated:  May 26, 1998